EXHIBIT 10.81

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”), by and between Workflow Management, Inc., a Delaware corporation (the “Company”) and Michael L. Schmickle (“Employee”), is made and entered into effective as of December 23, 2002.

RECITALS

WHEREAS, the Company and Employee are parties to that certain Employment Agreement, dated as of May 1, 2001 (the “Employment Agreement”);

WHEREAS, the Company and Employee desire to amend the Employment Agreement subject to the terms and conditions set forth herein; and

WHEREAS, all capitalized terms used but not defined in this Amendment shall have the meanings given them in the Employment Agreement.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1. Section 3(a) of the Employment Agreement is hereby amended to increase the base salary payable to Employee to $215,200.00 effective as of December 1, 2002.

2. Employee shall cooperate in all respects with, and shall faithfully adhere to, execute, and fulfill directives of the Chief Executive Officer of the Company and all policies established in writing by the Company, and shall cooperate in all respects with the Chief Executive Officer of the Company.

3. In addition to the compensation provided for in the Employment Agreement, the Company hereby agrees to pay to Employee a retention bonus in the aggregate amount of $200,000 (the “Retention Bonus”) in order to induce Employee to continue his service to the Company. The Retention Bonus is payable in two installments: (i) $100,000 payable on January 1, 2003; and (ii) the remainder payable on June 1, 2004; subject to the following provisions. If Employee’s employment with the Company is terminated pursuant to Section 6(a), 6(c) or 6(d)(iii) of the Employment Agreement (or, if the Employment Agreement has expired, if his employment with the Company is terminated due to death, by the Company for any reason that would have constituted termination for cause under the Employment Agreement or by Employee for any reason other than Good Reason as defined in the Employment Agreement) prior to a payment date, Employee forfeits the right to receive any portion of the Retention Bonus not yet payable on the date of termination. If Employee’s employment with the Company is terminated pursuant to Section 6(b), 6(d)(i) or 6(d)(ii) of the Employment Agreement (or, if the Employment Agreement has expired, if his employment with the Company is terminated due to disability as defined in the Employment Agreement, by the Company for any reason that would have constituted termination without cause under the Employment Agreement or by Employee for any reason that would have constituted Good Reason under the Employment Agreement) prior to a payment date, Employee shall be entitled to receive the full amount of the Retention Bonus, payable in the scheduled installments as described above. Any other right that Employee has to receive any severance or other payments upon termination of his employment shall remain as set forth in Section 6 of the Employment Agreement (or as set forth in any amendment or renewal thereof in effect at the time of such termination) and the rights granted hereunder shall be in addition to any rights granted thereunder and shall survive expiration of the Employment Agreement to the extent set forth above.

4. Section 6(c) of the Employment Agreement is deleted in its entirety and replaced with the following:

(c) Termination by the Company “For Cause”. The Company may terminate Employee’s employment hereunder ten (10) days after written notice to Employee “for cause,” which shall be: (i) Employee’s material breach of this Agreement, which breach is not cured within ten (10) days of receipt by Employee of written notice from the Company specifying the breach; (ii) Employee’s gross negligence in the performance of his material duties hereunder, or the intentional nonperformance or mis-performance of such duties, which actions continue for a period of at least ten (10) days after receipt by Employee of written notice of the need to cure or cease; (iii) Employee’s failure to abide by or comply with the directives of the Board, his superior officers or the policies and procedures of the Company or his failure to cooperate with the Chief Executive Officer of the Company, in each case as determined by the Board; (iv) Employee’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, and that in the reasonable judgment of the Company materially and adversely affects the operations or reputation of the Company; (v) Employee’s conviction of a felony or other crime involving moral turpitude; or (vi) Employee’s abuse of alcohol or drugs (legal or illegal) that, in the Company’s reasonable judgment, substantially impairs Employee’s ability to perform his reasonable duties hereunder. In the event of a termination “for cause,” as enumerated above, Employee shall have no right to any severance compensation.

5. All other provisions of the Employment Agreement shall continue in full force and effect without further modification.

6. By affixing his signature hereto, the corporate officer of the Company represents and warrants that this Agreement, in its present form, has been fully authorized and agreed to by the Board.

The undersigned have executed this Amendment as of the effective date set forth above.

WORKFLOW MANAGEMENT, INC. By: /s/ Thomas B. D’Agostino, Sr. Name: Thomas B. D’Agostino, Sr. Title: President, Chairman of the Board and Chief Executive Officer

Employee: /s/ Michael L. Schmickle Michael L. Schmickle

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